Exhibit 16.1. Letter from Ehrhardt, Keefe, Steiner & Hottman, P.C.

August 12, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Instanet, Inc. and, under the date of March 27, 2003, we reported on the balance sheets of Instanet, Inc. as of December 31, 2002 and 2001 and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2002 and 2001. On June 25, 2003, our appointment as principal accountants was terminated. We have read Instanet, Inc.’s statements included under Item 4 of its Form 8-K dated August 12, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Instanet, Inc.’s statement that the change was approved by the Audit Committee and the Board of Directors of the Company, nor if the Company retained Spicer, Jeffries & Co. to replace us.

Very truly yours,

EHRHARDT KEEFE STEINER & HOTTMAN PC

/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC